* Certain portions of this Exhibit have been omitted based upon a request for confidential treatment and the omitted portions have been separately filed with the Securities and Exchange Commission.

DORNIER

Date: July 22, 2011
日期

AMENDMENT (1) TO CONTRACT
合同修改协议书(1)

Contract number FWF-LiDo-20110330 dated March 30, 2011
合同编号 日期

between
签订双方

Fuwei Films (Shandong) Co., Ltd. No.
387 Dong Ming Road
Wei Fang
Shandong
P.R. China 261061

富维薄膜（山东）有限公司
中国山东潍坊东明路 387 号

hereinafter referred to as " BUYER "
以下称为「买方」

and
和

Lindauer Dornier GmbH
Rickenbacher Str. 119
88129 Lindau
Germany

林道尔多尼尔有限公司
德国林道维康巴赫大街 119 号

hereinafter referred to as " SELLER "
以下称为「卖方」

In addition to the film processing unit described in the contract as mentioned above, Dornier will supply the following parts:
除了在合同中描述的薄膜处理单元外，多尼尔公司将会供应以下各部件。

The additional costs for the supply of above-mentioned parts are: EUR 402.800,00.
供应上述设备的成本费用是

The amount payable in the contract shall be modified as follow.
原合同的应付金额应修改如下

Progress payment:
中期付款

Euro 668.750,00 + 48.350,00 = 717.100,00

Final payment:
末期付款

Euro 10.700.000,00 + 354.450,00 = 11.054.450,00

As a result of this the former agreed price of EUR 16.450.000,00 will be increased to:
因此之前双方同意的价格 EUR 16.450.000,00 将增加至:

EUR 16.852.800,00

(in words: sixteen million, eight hundred and fifty-two thousand and eight hundred Euros)
大写: 壹仟陆佰捌拾伍万贰仟捌佰欧元整

Payment conditions:
付款方式

EUR 3.075.000,00 already received as pre down payment
预付定金，已收到

EUR 2.006.250,00 already received as down payment
正式定金，已收到

Remaining amount: EUR 11.771.550,00
余额

This amount is payable as follows.
这部分金额以下列方式支付:

EUR 717.100,00 progress payment against presentation of a banker ' s guarantee by the SELLER, due four months after payment of down payment
中期付款，支付定金后 4 个月到期，卖方将提供银行保函。

EUR 11.054.450,00 Both parties consented that the amount of final payment be increased to Euro 11.054.450,00. Since the Buyer has opened the irrevocable L/C in amount of Euro 10.700.000,00in June 22, 2011, and the delivery time for the first shipment has been changed to March 10, 2012 for the first shipment, the Buyer will make amendment of the amount of L/C in accordance of this contract amendment. The amendment L/C shall be issued on or before July 30, 2011. The delivery time shall be executed as stipulated in this contract amendment and the Seller will provide document as indicated in appendix (3) as well as all documents mentioned in the L/C.

双方协商一致，终期付款的信用证金额增加致 11,054,450.00 欧元，由于买方在2011年6月22日已按照原合同约定时间及金额开出了金额为 10,700,000.00 欧元的不可撤销信用证，在本补充协议项下将原协议的发货日期提前至 2012年3月10日，因此，买方将依据本补充协议的约定对已开出的信用证做增加金额的修改，修改后的信用证将于 2011 年7月30日之前发出。发货日期按本补充协议执行，卖方需提供附件 3 所列和信用证约定的各项文件。

Delivery time:
交货时间

Both parties agreed to a new delivery time as mentioned below.
双方协商同意新的交货时间如下:

first shipment: 第一批次发运	March 10, 2012 2012年3月10日
second shipment: 第二批次发运	March 24, 2012 2012年3月24日
third shipment: 第三批次发运	April 21, 2012 2012年4月21日

Above-mentioned dates are FOB dates.
以上所述均为港口发出日期

Under the circumstance that all the changes in design have been confirmed, The Seller will deliver the equipment and all related parts and components. Under this agreement, both parties agreed to altered the amount of payment and time of payment. The amount of payments and time of payment shall be in accordance of this agreement. All other terms and conditions as mentioned in the original contract shall remain unchanged.

在生产线设计变更已确认的情况下，卖方拟提前交付所有设备和相关零部件，在本协议中双方一致同意调整合同的付款金额及付款时间，付款金额及时间以本协议约定为准，除此之外，所有原合同中的其他条件保持不变。

Signature:
签章

....
For Fuwei Films (Shandong) Co. Ltd., China
富维薄膜（山东）有限公司

....
For Lindauer DORNIER GmbH, Germany
林道尔·多尼尔有限公司